Exhibit 10.22

TSET, INC.
333 SOUTH STATE STREET, PMB 111
LAKE OSWEGO, OR  97034

                                 March 18, 2001

Mr. Alex Chriss
10 Rogers Street, Apt. 1203
Cambridge, MA  02142

Dear Alex:

        TSET, Inc. ("TSET") hereby extends to you an offer to join the Kronos Air Technologies, Inc. ("KAT") management team as an Executive Vice President Business Development. This will be a temporary position effective from January 1, 2001 through April 30, 2001. During this period of time, TSET will seek to offer you a permanent position with KAT.

        Your primary responsibility will be to assist TSET and KAT raise investor funds and to assist in the business and market development of KAT. You will report day-to-day to, and be subject to the supervision and direction of, Daniel R. Dwight, a TSET board member and Acting Chief Executive Officer of KAT.

        In consideration for providing these services, KAT agrees to pay you a salary of $35,000 for the next four months. Payment for these services will be payable five days after funds received from investors pursuant to a financing in which the company receives financing (whether debt or equity based), cumulative or in lump sum, of at least $3,000,000, first become available for expenditure by TSET or KAT, or by April 31, 2001, which ever comes first.

        In consideration of your willingness to provide the services set forth herein, TSET in addition to your salary also agrees to grant you an option to purchase shares of common stock of TSET. Such stock option to be exercisable for a period of three (3) years at a price of two dollars and zero cents ($2.00) per share for one hundred shares (100) for each hour of services provided during the four month temporary employment period, hours not to exceed 40 hours per week.

        KAT shall promptly reimburse you for all pre-approved normal out-of-pocket expenses, including meals, travel, phone, other incidental office expenses and entertainment related to the KAT's business that are actually paid or incurred by you in the performance of your services under this Agreement upon the delivery of invoices or other evidence of payment therefore. You are required to obtain advance approval for any single item of expense, or any aggregate expenses, in excess $2,500.

        This Agreement shall remain in effect for an initial term of four (4) months, and shall thereafter be automatically renewed for successive terms of four (4) months each, unless either party indicates its intention to terminate



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this Agreement prior to the expiration of such initial term or any successive term. Termination hereunder may occur for any reason or for no reason at either party's option upon seven (7) days' prior written notice to be given by the party terminating this Agreement.

        You will be required to execute a Confidentiality Agreement and maintain the confidentiality of this Agreement, all provisions of this Agreement and all materials of TSET and its subsidiaries received by employee pursuant to your services to TSET (collectively, "Confidential Information"), and, without the prior written consent of TSET, you shall not make any press release or other public announcement of or otherwise disclose any Confidential Information to any third party.

        Please sign below to concur your acceptance of this agreement.

        I welcome you to the KAT team and look forward to working with you.


Best regards,

TSET, Inc.


/s/ Jeffrey D. Wilson
-------------------------------
Jeffrey D. Wilson
Chief Executive Officer



-------------------------------
Alex Chriss




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        party indicates its intention to terminate this Agreement prior to the expiration of such initial term or any successive term. Termination hereunder may occur for any reason or for no reason at either party's option upon seven
(7) days' prior written notice to be given by the party terminating this Agreement.

        You will be required to execute a Confidentiality Agreement and maintain the confidentiality of this Agreement, all provisions of this Agreement and all materials of TSET and its subsidiaries received by employee pursuant to your services to TSET (collectively, "Confidential Information"), and, without the prior written consent of TSET, you shall not make any press release or other public announcement of or otherwise disclose any Confidential Information to any third party.

        Please sign below to concur your acceptance of this agreement.

        I welcome you to the KAT team and look forward to working with you.


Best regards,

TSET, Inc.

/s/ Jeffrey D. Wilson
-------------------------------
Jeffrey D. Wilson
Chief Executive Officer



/s/ Alex Chriss
-------------------------------
Alex Chriss


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